Exhibit 99.1

Company Press Release

November 11, 2021	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2021 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 9, 2021.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•	Sales increased 3.9% to $1.028 billion compared to results in the prior year period.

•	Net income decreased 12.4% to $38.9 million. Adjusted net income increased 3.9% to $64.9 million.

•	Adjusted EBITDA(1) increased 1.8% to $118.5 million. Adjusted EBITDA represented 11.5% of sales, a 30-basis point decrease.

•	Diluted EPS decreased $0.03 to $0.18. Adjusted diluted EPS(1) increased $0.01 to $0.30.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“I’m pleased to report another record third quarter,” said Ryals McMullian, Flowers Foods’ president and CEO. “We generated sales and earnings above our strong year-ago results as our leading brands gained market share and our non-retail business steadily recovers from the effects of the pandemic. Our performance is a testament to the dedication of our team members, especially those in our bakeries, who have worked tirelessly to meet consumer demand during this challenging time.

“In light of our strong year-to-date performance, we are raising our 2021 sales and earnings guidance,” he continued. “Investments in innovation and marketing are driving sales growth and brand strength, improving our ability to manage inflationary pressures. We will continue executing on our plans to further strengthen our brands, expand margins, and explore potential acquisitions, and we remain confident in achieving our long-term financial targets.”

For the 52-week Fiscal 2021, the Company Expects:

•

Sales in the range of approximately $4.300 billion to $4.344 billion, representing a decrease of approximately 1.0% to 2.0% compared to the prior year period. The new guidance represents an increase over prior guidance of approximately $4.256 billion to $4.300 billion. This change includes a 1.8% reduction in sales due to one fewer week in fiscal 2021.

•

Diluted EPS in the range of approximately $1.22 to $1.26, an increase over prior guidance of $1.17 to $1.22. EPS guidance includes a $0.01 impact in the fourth quarter for appreciation bonuses to be paid to our frontline workers. The effect of one fewer week in fiscal 2021 impacts EPS by approximately $0.02.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $135 million to $140 million

•	Net interest expense of approximately $8 million

•	An effective tax rate of approximately 24.5%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures for the year in the range of $125 million to $135 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Week Period Ended	For the 12 Week Period Ended
	October 9, 2021	October 3, 2020
Net income per diluted common share	$0.18	$0.21
Project Centennial consulting costs	—	0.02
Recovery on inferior ingredients	NM	—
Business process improvement consulting costs	0.03	—
Legal settlements and related costs	0.08	0.01
ERP Road Mapping consulting costs	—	0.01
Multi-employer pension plan withdrawal costs	0.01	—
Pension plan settlement gain	—	(0.03)
Restructuring and related impairment charges	—	0.07

Adjusted net income per diluted common share	$0.30	$0.29

NM—not meaningful.
Certain amounts may not add due to rounding.

Consolidated Third Quarter Operating Highlights

Compared to the prior year third quarter where applicable

•	Sales increased 3.9% to $1.028 billion compared to record results in the prior year period.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 6.4%

•	Volume: -2.5%

•

Branded retail sales increased $31.6 million or 4.8% to $689.1 million, store branded retail sales decreased $11.5 million or 8.5% to $124.6 million, while non-retail and other sales increased $18.1 million or 9.2% to $214.2 million.

•	Branded retail sales increased primarily due to favorable price/mix and improved promotional efficiency, partially offset by volume declines from moderating at-home food consumption.

•

Store branded retail sales decreased primarily due to volume declines as consumer purchasing shifted to branded retail products, partially offset by increased sales of store branded cake and gluten-free items.

•	Non-retail and other sales increased due to recovering demand from restaurants and schools, as well as more favorable pricing.

•

Net income decreased 12.4% to $38.9 million due primarily to legal settlements. Adjusted net income increased 3.9% to $64.9 million due to higher sales, which drove cost leverage of certain items, and lower interest expense, partially offset by increased marketing investment and transportation costs.

•	Adjusted EBITDA increased 1.8% to $118.5 million, representing 11.5% of sales, a 30-basis point decrease.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 50.1% of sales, a 20-basis point decrease. These costs decreased as a percentage of sales due to higher sales and $1.9 million of start-up costs in the year-ago period related to the conversion of our Lynchburg, Virginia facility to an organic bakery. More favorable price/mix mitigated rising commodity costs, partially offset by reduced outside purchases.

•

Selling, distribution and administrative (SD&A) expenses were 41.5% of sales, a 240-basis point increase, impacted by legal settlements and increased consulting costs mostly related to our digital strategy initiatives, as well as increased marketing investments and higher transportation costs. Excluding matters affecting comparability, adjusted SD&A expenses were 38.4% of sales, a 40-basis point increase from the prior year period due to the aforementioned increased marketing investments and higher transportation costs, partially offset by lower distributor distribution fees due to the mix shift.

•	Depreciation and amortization (D&A) expenses were $31.7 million, or 3.1% of sales, a 10-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the third quarter of fiscal 2021, cash flow from operating activities decreased by $49.2 million to $315.2 million, capital expenditures increased $18.5 million to $86.7 million, and dividends paid increased $6.6 million to $131.5 million. Cash and cash equivalents were $307.5 million at the end of the third quarter of fiscal 2021.

There are 5.8 million shares that remain authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on November 12, 2021. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2020 sales of $4.4 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253 Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this Annual Report on Form 10-K (the “Form 10-K”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 outbreak and measures taken in response thereto, including additional variants of the virus, the efficacy and distribution of vaccines, and the impact of federal vaccine mandates on our business, workforce, results of operations and financial condition, which are highly uncertain and are difficult to predict, (c) our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic; (d) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (e) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (f) the level of success we achieve in developing and introducing new products and entering new markets, (g) our ability to implement new technology and customer requirements as required, (h) our ability to operate existing, and any new, manufacturing lines according to schedule, (i) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with suppliers, regulations, and customers; (j) our ability to execute our business strategies which may involve, among other things, (1) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (2) the deployment of new systems and technology, and (3) an enhanced organizational structure, (k) consolidation within the baking industry and related industries, (l) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (m) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (o) labor shortages and turnover or increases in employee and employee-related costs, (p) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (q) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (r) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning (“ERP”) system; and (s) the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended October 9, 2021 for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	October 9, 2021	January 2, 2021
Assets
Cash and cash equivalents	$307,523	$307,476
Other current assets	512,673	502,300
Property, plant and equipment, net	706,374	699,393
Right-of-use leases, net	339,928	334,131
Distributor notes receivable (1)	187,398	204,839
Other Assets	21,828	14,722
Cost in excess of net tangible assets, net	1,247,672	1,260,162

Total assets	$3,323,396	$3,323,023

Liabilities and Stockholders’ Equity
Current liabilities	$480,817	$452,197
Long-term debt	890,180	960,103
Right-of-use lease liabilities (2)	352,331	345,762
Other liabilities	188,138	191,967
Stockholders’ equity	1,411,930	1,372,994

Total liabilities and stockholders’ equity	$3,323,396	$3,323,023

(1)	Includes current portion of $29,137 and $28,427, respectively.
(2)	Includes current portion of $55,774 and $51,908, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Sales	$1,027,800	$989,650	$3,347,277	$3,364,955
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	515,078	497,659	1,662,716	1,674,565
Selling, distribution and administrative expenses	426,575	386,739	1,336,255	1,305,678
Recovery on inferior ingredients	(950)	—	(828)	—
Restructuring and related impairment charges	—	20,100	—	30,635
Multi-employer pension plan withdrawal costs	3,300	—	3,300	—
Depreciation and amortization expense	31,680	32,162	104,685	110,005

Income from operations	52,117	52,990	241,149	244,072
Other pension benefit	(94)	(72)	(312)	(1)
Pension plan settlement and curtailment (gain) loss	—	(7,153)	—	109,054
Loss on extinguishment of debt	—	—	16,149	—
Interest expense, net	1,311	2,755	6,582	8,938

Income before income taxes	50,900	57,460	218,730	126,081
Income tax expense	12,048	13,113	51,865	29,587

Net income	$38,852	$44,347	$166,865	$96,494

Net income per diluted common share	$0.18	$0.21	$0.78	$0.45

Diluted weighted average shares outstanding	213,187	212,458	212,979	212,270

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Cash flows from operating activities:
Net income	$38,852	$44,347	$166,865	$96,494
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	34,045	40,622	130,649	234,135
Changes in assets and liabilities and pension contributions	18,896	3,673	17,709	33,807

Net cash provided by operating activities	91,793	88,642	315,223	364,436

Cash flows from investing activities:
Purchase of property, plant and equipment	(28,453)	(21,676)	(86,723)	(68,270)
Proceeds from sale of property, plant and equipment	114	248	2,525	1,700
Acquisition of trademarks	—	—	(10,200)	—
Other	3,596	4,620	12,684	13,983

Net cash disbursed for investing activities	(24,743)	(16,808)	(81,714)	(52,587)

Cash flows from financing activities:
Dividends paid	(44,468)	(42,320)	(131,510)	(124,948)
Payment of contingent consideration	—	—	—	(4,700)
Stock repurchases	(8,452)	—	(9,510)	(783)
Net change in debt borrowings	—	—	(81,858)	142,500
Payments on financing leases	(445)	(2,593)	(1,311)	(6,493)
Other	1,568	(652)	(9,273)	(2,638)

Net cash (disbursed for) provided by financing activities	(51,797)	(45,565)	(233,462)	2,938

Net increase in cash and cash equivalents	15,253	26,269	47	314,787
Cash and cash equivalents at beginning of period	292,270	299,562	307,476	11,044

Cash and cash equivalents at end of period	$307,523	$325,831	$307,523	$325,831

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12 Week Period Ended	For the 12 Week Period Ended
	October 9, 2021	October 3, 2020	$ Change	% Change
Branded Retail	$689,055	$657,480	$31,575	4.8%
Store Branded Retail	124,593	136,098	(11,505)	(8.5)%
Non-Retail and Other	214,152	196,072	18,080	9.2%

Total Sales	$1,027,800	$989,650	$38,150	3.9%

Sales by Sales Class	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	$ Change	% Change
Branded Retail	$2,225,648	$2,237,374	$(11,726)	(0.5)%
Store Branded Retail	418,038	470,956	(52,918)	(11.2)%
Non-Retail and Other	703,591	656,625	46,966	7.2%

Total Sales	$3,347,277	$3,364,955	$(17,678)	(0.5)%

Sales Bridge

For the 12 week period ended October 9, 2021	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(2.5)%	6.4%	3.9%

For the 40 week period ended October 9, 2021	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(4.7)%	4.2%	(0.5)%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Net income per diluted common share	$0.18	$0.21	$0.78	$0.45
Recovery on inferior ingredients	NM	—	NM	—
Project Centennial consulting costs	—	0.02	—	0.05
ERP Road Mapping consulting costs	—	0.01	—	0.01
Business process improvement consulting costs	0.03	—	0.10	—
Legal settlements and related costs	0.08	0.01	0.08	0.02
Acquisition consideration adjustment	—	—	0.01	—
Restructuring and related impairment charges	—	0.07	—	0.11
Multi-employer pension plan withdrawal costs	0.01	—	0.01	—
Pension plan settlement and curtailment (gain) loss	—	(0.03)	—	0.39
Other pension plan termination costs	—	—	—	NM
Loss on extinguishment of debt	—	—	0.06	—

Adjusted net income per diluted common share	$0.30	$0.29	$1.04	$1.03

NM—not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Sales	$1,027,800	$989,650	$3,347,277	$3,364,955
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	515,078	497,659	1,662,716	1,674,565

Gross Margin excluding depreciation and amortization	512,722	491,991	1,684,561	1,690,390
Less depreciation and amortization for production activities	18,043	17,443	$58,987	$59,814

Gross Margin	$494,679	$474,548	$1,625,574	$1,630,576

Depreciation and amortization for production activities	$18,043	$17,443	$58,987	$59,814
Depreciation and amortization for selling, distribution and administrative activities	13,637	14,719	45,698	50,191

Total depreciation and amortization	$31,680	$32,162	$104,685	$110,005

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Selling, distribution and administrative expenses (SD&A)	$426,575	$386,739	$1,336,255	$1,305,678
Project Centennial consulting costs	—	(5,068)	—	(14,044)
ERP Road Mapping consulting costs	—	(3,079)	—	(3,079)
Business process improvement consulting costs	(9,233)	—	(27,396)	—
Legal settlements and related costs	(23,089)	(3,011)	(23,089)	(6,231)
Acquisition consideration adjustment	—	—	(3,400)	—
Other pension plan termination costs	—	—	—	(133)

Adjusted SD&A	$394,253	$375,581	$1,282,370	$1,282,191

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Net income	$38,852	$44,347	$166,865	$96,494
Income tax expense	12,048	13,113	51,865	29,587
Interest expense, net	1,311	2,755	6,582	8,938
Loss on extinguishment of debt	—	—	16,149	—
Depreciation and amortization	31,680	32,162	104,685	110,005

EBITDA	83,891	92,377	346,146	245,024
Other pension (benefit) cost	(94)	(72)	(312)	(1)
Pension plan settlement and curtailment (gain) loss	—	(7,153)	—	109,054
Other pension plan termination costs	—	—	—	133
Recovery on inferior ingredients	(950)	—	(828)	—
Project Centennial consulting costs	—	5,068	—	14,044
Business process improvement consulting costs	9,233	—	27,396	—
ERP Road Mapping consulting costs	—	3,079	—	3,079
Legal settlements and related costs	23,089	3,011	23,089	6,231
Acquisition consideration adjustment	—	—	3,400	—
Restructuring and related impairment charges	—	20,100	—	30,635
Multi-employer pension plan withdrawal costs	3,300	—	3,300	—

Adjusted EBITDA	$118,469	$116,410	$402,191	$408,199

Sales	$1,027,800	$989,650	$3,347,277	$3,364,955
Adjusted EBITDA margin	11.5%	11.8%	12.0%	12.1%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Income tax expense	$12,048	$13,113	$51,865	$29,587
Tax impact of:
Recovery on inferior ingredients	(238)	—	(207)	—
Project Centennial consulting costs	—	1,267	—	3,511
Business process improvement consulting costs	2,308	—	6,849	—
Legal settlements and related costs	5,773	753	5,773	1,558
Acquisition consideration adjustment	—	—	850	—
Restructuring and related impairment charges	—	5,025	—	7,659
Multi-employer pension plan withdrawal costs	825	—	825	—
ERP Road Mapping consulting costs	—	770	—	770
Pension plan settlement and curtailment (gain) loss	—	(1,788)	—	27,264
Other pension plan termination costs	—	—	—	33
Loss on extinguishment of debt	—	—	4,037	—

Adjusted income tax expense	$20,716	$19,140	$69,992	$70,382

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Net income	$38,852	$44,347	$166,865	$96,494
Recovery on inferior ingredients	(712)	—	(621)	—
Project Centennial consulting costs	—	3,801	—	10,533
Business process improvement consulting costs	6,925	—	20,547	—
Legal settlements and related costs	17,316	2,258	17,316	4,673
Acquisition consideration adjustment	—	—	2,550	—
Restructuring and related impairment charges	—	15,075	—	22,976
Multi-employer pension plan withdrawal costs	2,475	—	2,475	—
ERP Road Mapping consulting costs	—	2,309	—	2,309
Pension plan settlement and curtailment (gain) loss	—	(5,365)	—	81,790
Other pension plan termination costs	—	—	—	100
Loss on extinguishment of debt	—	—	12,112	—

Adjusted net income	$64,856	$62,425	$221,244	$218,875

	Reconciliation of Earnings per Share - Full Year Fiscal 2021 Guidance
	Range Estimate
Net income per diluted common share	$0.96	to	$1.00
Business process improvement consulting costs	0.10		0.10
Recovery on inferior ingredients	NM		NM
Multi-employer pension plan withdrawal costs	0.01		0.01
Legal settlements and related costs	0.08		0.08
Acquisition consideration adjustment	0.01		0.01
Loss on extinguishment of debt	0.06		0.06

Adjusted net income per diluted common share	$1.22	to	$1.26

NM—not meaningful.